Exhibit 10.1

SOFTARE LICENSE AND AGENCY AGREEMENT

THIS SOFTWARE LICENSE AND AGENCY AGREEMENT (the "Agreement") is entered into on this 18th day of February, 2016, by and between MYECHECK, INC., a Wyoming corporation ("MyECheck") hereinafter referred to as ‘Licensor”, whose principal place of business is 2600 East Bidwell St., Suite 190, Folsom, California, 95630, USA, and Centric Gateway Limited, a company duly incorporated under the laws of the Federal Republic of Nigeria, with registration number RC1003424 (“Licensee”), and having its principal place of business at 15 Olusesan Adetula Street Surulere Lagos, MyECheck shall be referred to as the Licensor while Centric Gateway Ltd. as Licensee.

Individually referred to as “Party” and collectively referred to as “Parties”

WHEREAS, MyECheck has acquired Seergate, LTD, the owner of proprietary rights to a social banking solution (the “Processing Solution”) and licenses the use of the Processing Solution to customers throughout the world; and

WHEREAS, the Licensee is desirous of selling and servicing the Processing Solution to customers in Nigeria and other African countries that the financial institutions may extend the Processing Solution to as agreed to and substantiated in writing by the Parties (the “Territory”);

WHEREAS, this Agreement supersedes the MOU and Confidentiality Agreement. Where any conflicts exist this Agreement shall control.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is recognized by the Parties, MyECheck and Licensee agree to the following terms:

1.	DEFINITIONS. The following definitions apply throughout this Agreement:

1.1	“MOU” means the memorandum of understanding dated July 25, 2013 between Seergate Incorporated and Centric Gateway Limited.

1.2	Confidentiality Agreement” means the mutual confidentiality agreement between MyECheck, Inc. and Licensee dated May 4th, 2013.

1.3	"Documentation" means MyECheck's published user manuals relating to the Processing Solution Software as of the Effective Date or as it relates to any Modification or Major Release as of the date of delivery of each Modification or Major Release, as applicable.

1.4	"Error" means any failure of the Software to operate in conformance with the Documentation in any material respect.

1.5	"Maintenance" shall mean the services provided by MyECheck to the Licensee as set forth in Section 7 and Exhibit B attached hereto.

1.6	"Modification" means any revisions, enhancements, bug fixes, patches, Error resolutions and all other changes to the Software required to ensure that the Software operates in conformance with the Documentation and Specifications.

1.7	“Customer” means the financial institution, or service provider with access to financial institutions systems, or other entities, networks with similar core banking functions executing a sub- license agreement with the Licensee to integrate and use the Processing Solution for the benefit of their end users or depositors.

1.8	"Order" means the form, substantially equivalent to Exhibit D to this Agreement, to purchase from the Licensee a right to use or a sublicense of the Software under this Agreement.

1.9	"Production" means that the Software is integrated into live networks, deposit systems and portals such that Customers’ end users have access to and may use the Processing Solution functionality to move money electronically per the Documentation and Specifications.

1.10	"Professional Services Agreement" means the agreement attached hereto as Exhibit C and all written statements of work signed by the Licensee and related thereto.

1.11	"Software" means the Software Modules listed in Exhibit A and any Major Releases, Modifications, interim releases, bug fixes and patches applicable to such Software Modules.

1.12	"Source Code" means (i) the Software fully documented in its source code (i.e., human readable) form; (ii) a compiler, similar computer program or any other software which is necessary to convert the source code form into the object code form of the Software; and (iii) runtime software necessary to execute the source code form of the Software, including but not limited to interpreters and templates. Also for the purposes of this Agreement, "Commentary" shall include explanations, flow charts, schematics, algorithms, subroutine descriptions, class and object descriptions, memory and overlay maps, statements of principles of operations, architecture standards, data flow descriptions, class, base-class and sub-class descriptions, data structures and control logic of the Software and any other documentation of the source code form of the Software, all in sufficient detail to enable a trained programmer through study of such materials to maintain and/or modify the Software without undue experimentation.

2. LICENSE GRANT.

MyECheck hereby warrants that it is the sole owner of the Software and all legal rights associated therewith, including copyright and that such rights hereby give rise to this Agreement as well as powers to assign rights to the Licensee.

Subject to the terms and conditions of this Agreement, including Exhibit A hereto, MyECheck hereby grants to the Licensee (and its successors and assigns as permitted herein) a limited, exclusive (subject to Exhibit E), non-transferable (except as otherwise expressly set forth herein), sub-licensable license for the purpose of selling a right to use the Processing Solution to Licensee’s Customers in the Territory. Any sub-license granted by Licensee, shall allow Licensee’s Customers, hereby also bound by the terms herein, to use, install and maintain the Software (in object code form only and only in accordance with the Documentation) and the Documentation for Customer’s business use in accordance with the provisions of Section 3, and to make as many backup (solely for disaster testing and recovery purposes) copies as may be reasonably necessary, provided that the Licensee shall keep a record of each such backup copy and the location of its storage as provided by the Licensee’s Customers, and shall provide any and all such records to MyECheck upon request. The Licensee must reproduce and include any and all copyright, proprietary and any other notices that appear on the original Software and any media therefore on any copies made by the Licensee. The Licensee may exercise its rights hereunder through third party subcontractors for the sole purpose of assisting Licensee in its permitted use of the Software; provided, however, that each such third party subcontractor (i) must agree in a legally binding writing, to which MyECheck is a named third party beneficiary, to be bound by terms and conditions at least as protective of and beneficial to MyECheck as those set forth herein, a copy of such agreement to be promptly provided to, and mutually agreed to, by MyECheck, and (ii) must not be a competitor of MyECheck.

3. RESTRICTIONS ON USE. Licensee and their Customers acknowledge that the Software, its structure, organization and Source Code, and the Documentation are the property and constitute valuable trade secrets of MyECheck and its suppliers. The Licensee agrees not to: (a) decompile or disassemble the Software, separate the Software into its component parts, or in any way attempt to reconstruct or discover any source code or algorithms of the Software by any means whatsoever; (b) remove any product identification, trademark, copyright, confidentiality, proprietary or other notice contained on or within the Software; (c) modify or create any derivative works from the Software or any part thereof, except to the extent that the Software provides for user-modifiable components (d) except as otherwise permitted herein, sell, sublicense, lease, rent, loan, assign, convey or otherwise transfer the Software or any component thereof; (e) otherwise copy or use the Software for any purpose or in any manner not expressly permitted in this Agreement; or (f) knowingly permit or encourage any third party to do any of the foregoing. All assistance requested by the Licensee for integration with existing or proposed Licensee systems or software shall be provided by MyECheck in accordance with Section 7. All rights in and to the Software and Documentation not expressly granted to the Licensee in this Agreement are reserved by MyECheck and its suppliers.

4. OBLIGATIONS OF THE PARTIES. Each Party hereby assures the other they will diligently, and in good faith, do everything within their power to deliver on the obligations hereunder with the highest degree of professionalism and consistent with world class companies in the financial services industry.

4.1 Obligations of the Licensee

4.1.1 Provide all necessary and appropriate marketing assets to introduce the Processing Solution to the Territory.

4.1.2 Provide all sales resources necessary to close the sale, including, but not limited to, contract negotiations, value propositions, presentations, and in person meetings.

4.1.3 Provide the resources, whether human, capital or both, to integrate the Processing Solution into customer infrastructures, including, but not limited to, banks, core deposit systems, interbank switches, financial networks or other companies that wish to offer the services to their end users.

4.1.4 Provide First Line support and maintenance to Licensee’s Customers as described in Exhibit B.

4.1.5 Assure that the Customer has adequate resources to operate the Processing Solution on a daily basis.

4.2 Obligations of MyECheck

4.2.1. Provide training and technical assistance to the Licensee to assist with integration and deployment into Customer environments in accordance with the Professional Services Agreement.

4.2.2 Provide operational training to the Licensee and their customers necessary to run the Processing Solution on a daily basis in accordance with the Professional Services Agreement.

4.2.3 Provide Second Line support and maintenance services directly to the Licensee or their Customers as described in Exhibit B.

4.2.4 Provide bug fix and upgrades to include new features added by MyECheck and provide training to the Licensee on new features of the Processing Solution.

4.2.5 To support Licensee in the Territory if it becomes necessary as agreed by the Parties.

5. ORDERING AND DELIVERY. The Licensee shall cause their Customer to sign an Order for the Processing Solution. An Order is binding on both Parties when signed by authorized representatives of the Licensee and their Customer. Each Order shall include the following information: (a) the Software licensed or to which Support and Maintenance shall apply, (b) the applicable fees, (c) the project start date, and (d) the term of the sub-license. No additional or different terms in any Order or similar document shall modify the terms of this Agreement. The Licensee shall provide copy of any signed Order to MyECheck within five (5) days of execution.

6. LICENSE FEES AND PAYMENT. The Licensee’s Customers shall pay the license and transaction fees for the Software set forth in Exhibit A (the "License Fees"). All fees hereunder exclude all applicable sales, use, value-added, property and other taxes, including duties and similar mandatory payments, and Licensee will be responsible for collection of all such taxes (other than taxes based on MyECheck's net income), and any related penalties and interest, arising from the payment of such fees, the delivery or license of the Software, or the provision of any services to the Licensee. The Licensee shall be responsible for: a) the invoicing and collection of all fees; b) providing MyECheck on a monthly statement of all fees collected; and, c) sending a remittance, in U.S. dollars, to MyECheck for its share of the fees, less expenses that have been mutually agreed to by the Parties. Such remittance to be received by MyECheck no later than ten days from the date the fees are collected subject to the availability of US dollars in the Territory. The Licensee will make all payments of amounts due under this Agreement to MyECheck free and clear of, and without reduction for, any withholding taxes. If the Licensee is legally required to make any such withholding from any payment due to MyECheck under this Agreement, the sum payable by the Licensee upon which such withholding is based shall be increased to the extent necessary to ensure that, after such withholding, MyECheck receives an amount equal to the amount MyECheck would have received in the absence of such withholding.. MyECheck reserves the right to charge interest on any overdue amounts at a rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, from the due date until paid plus reasonable costs incurred in collection (including reasonable attorneys' fees).This right shall be exercisable only upon established cases of failure, negligence, omission to act or an infraction on the part of the Licensee.

At its option, MyECheck may require that Customers of Licensee remit all fees due under this Agreement to a financial account (“Account”) that is jointly held by MyECheck and Licensee. Each party shall have online banking access and wire (or similar) capability to the designated Account. Under such an arrangement, all user fees collected from Customers will be deposited by Customer directly into the designated Account agreed to by the parties. The parties shall be able to withdraw their fees per the Billing Terms defined in Exhibit A. Any withdrawals from the designated Account other than those allowed for in Exhibit A shall require the approval of both Parties. Periodic statements concerning the designated Account shall be provided to both Parties as defined in Exhibit A.

7. OWNERSHIP OF DERIVATIVE WORKS.

Derivative Works. Any and all derivative works to the Software which are created pursuant to this Agreement shall be owned by MyECheck, but the Licensee shall have the same rights and licenses to such derivative works as the Licensee has to the Software.

8. MAINTENANCE.

8.1 Maintenance Terms and fees. Maintenance provided by MyECheck shall be pursuant to MyECheck's standard maintenance terms, a copy of which is attached hereto as Exhibit B. And, if applicable, the Licensee shall collect the Maintenance Fee set forth in Exhibit A from Customers and remit such sums to MyECheck.

9. SERVICES. Services (other than support and maintenance services provided pursuant to Exhibit B), if any, to be provided to the Licensee’s Customers by MyECheck shall be under the terms of Exhibit C attached hereto ("Services Exhibit"). And, if applicable, the Licensee shall collect fees for any Service set forth in Exhibit C from Customers and remit such sums to MyECheck.

10. SOFTWARE WARRANTY.

10.1 (a) MyECheck warrants that it has exclusive ownership of intellectual property to the exclusion of any other in terms of copyrights and all other forms of legal and other intellectual property rights and shall take full responsibility for any and all forms of contention challenging this claim and shall indemnify and continue to indemnify the Licensee and third parties relying on this information on all type of interaction with the Licensee.

10.1 (b) MyECheck warrants to the Licensee’s Customer, and not to subsequent end users, of the Software product that six (6) months from the date the Software is first used in Production until the expiration of the sub-license purchased from the Licensee and as renewed from time to time, the Software shall substantially conform to the specification for the Software Documentation as such may change from time to time. MyECheck does not warrant (i) that the Software is error free, (ii) that Customer will be able to operate the Software without problems or interruptions or (iii) that the Software will be free of vulnerability to intrusion or attack. Except for the limited warranty set forth in this section, the Software is provided “AS IS.”

10.2 Disclaimer. EXCEPT FOR THE LIMITED REPRESENTATIONS, WARRANTIES, AND COVENANTS EXPRESSLY STATED in 10.1 and 10.2 HEREIN, THE SOFTWARE, DOCUMENTATION AND MAINTENANCE, AS WELL AS ALL SERVICES, ARE PROVIDED "AS IS," AND MYECHECK AND ITS SUPPLIERS HEREBY EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY. THE LICENSEE ACKNOWLEDGES THAT MYECHECK IS NOT RESPONSIBLE FOR AND WILL HAVE NO LIABILITY FOR HARDWARE, SOFTWARE OR OTHER ITEMS OR ANY SERVICES PROVIDED BY ANY PERSON OR ENTITY OTHER THAN MYECHECK OR ITS EMPLOYEES, AGENTS OR CONTRACTORS OR FOR NETWORK FAILURE. THE LICENSEE FURTHER ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT.

11. CONFIDENTIALITY. In the course of performing this Agreement, the Parties may disclose to each other Confidential Information. "Confidential Information" shall mean any and all non-public technical and non-technical information provided by either party to the other, including but not limited to (i) patent and patent applications; (ii) trade secrets; and (iii) proprietary information including, but not limited to, ideas, sketches, techniques, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of each of the parties, and including, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales, merchandising, marketing plans, contact details and other information the disclosing Party provides regarding third parties. All Confidential Information shall remain the sole property of the disclosing Party, and the receiving Party shall have no interest in or rights with respect thereto except as expressly set forth in this Agreement. Each Party agrees: (i) not to use any Confidential Information of the other Party for any purpose except in the performance of its obligations under this Agreement or as otherwise expressly permitted hereunder; (ii) to disclose such Confidential Information only to employees (or third party subcontractors permitted under this Agreement) who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than that set forth herein; (iii) to protect such Confidential Information from unauthorized use, access or disclosure in the same manner that it protects its own similar Confidential Information, but in no event with less care than a reasonably prudent business would exercise and (iv) to promptly notify the other Party of any actual or potential unauthorized access to or use of Confidential Information. The foregoing restrictions on disclosure shall not apply with respect to any information which: (a) was or becomes generally known or publicly available through no act or failure to act on the part of the receiving Party; (b) is known by the receiving Party without restrictions on disclosure at the time of receiving such information as evidenced by its records; (c) is rightfully furnished to the receiving Party without restrictions on disclosure by a third party without a breach of such third party's obligations of confidentiality; or (d) is required by law to be disclosed by the receiving Party, provided that the receiving Party: (x) gives the disclosing Party prompt written notice of such requirement prior to such disclosure; (y) provides assistance in obtaining an order protecting Confidential Information from disclosure; and (z) discloses information only to the extent required by law. The Licensee further agrees not to disclose to any third party any performance information (including, without limitation, benchmarks) relating to the Software except as otherwise expressly contemplated herein. MyECheck further agrees not to disclose to any third party confidential information concerning the Licensee’s Customers, and agrees not to attempt to solicit business or market to the Licensee’s Customers outside of this Agreement. This Section 11 will survive any termination of the Agreement for a period of three (3) years with respect to non-technical information and in perpetuity with respect to technical information, including the Software, the Documentation and any code.

12. MYECHECK INDEMNITY. MyECheck agrees to indemnify, defend and hold harmless Licensee, its officers, directors, employees and agents from and against all damages and costs (including reasonable attorneys' fees) finally awarded against the Licensee (or finally settled upon) and arising from or relating to:

(i) any claim brought against the Licensee by a third party alleging that the Software directly infringes any patent, copyright, trademark or other intellectual property right or misappropriates any trade secret (recognized as such under the Uniform Trade Secrets Act). The Parties acknowledge and agree that MyECheck's obligations under this item (i) of this Section 12 are conditioned upon the Licensee providing MyECheck: (a) prompt written notice of the existence of such claim, suit, action or proceeding (each a "claim"); provided that a failure of the Licensee to promptly notify MyECheck shall not relieve MyECheck of liability hereunder except to the extent that MyECheck 's defenses to such claim are materially impaired by such failure to promptly notify; (b) sole control over the defense or settlement of such claim, it being agreed that MyECheck shall not enter into any settlement imposing any liability or obligation on the Licensee without Licensee's the prior written consent; and (c) assistance at MyECheck's request and sole expense, to the extent reasonably necessary for the defense or settlement of such claim. If any claim that MyECheck is obligated to defend has occurred or, in MyECheck's opinion, is likely to occur, MyECheck may, at its option and expense either (1) obtain for the Licensee the right to continue to use the applicable Software, (2) replace or modify the Software so it becomes non-infringing, without materially adversely affecting the Software's specified functionality, or (3) if (1) or (2) are not readily available after using reasonable commercial efforts or, if neither of the foregoing options is commercially reasonable, refund all fees paid by Customer and terminate this Agreement; provided that termination pursuant to this subsection 12(ii)(3) shall be deemed a termination by the Licensee for cause. Notwithstanding the foregoing, MyECheck shall not indemnify, defend or hold harmless Licensee for any claims solely based on: (a) any Licensee or third party intellectual property or software incorporated in or combined with the Software where in the absence of such incorporated or combined item, there would not have been infringement, but excluding any third party software or intellectual property incorporated into the Software at MyECheck's discretion; (b) Software which has been altered or modified by Licensee, by any third party or by MyECheck at the request of the Licensee (where MyECheck had no discretion as to the implementation of modifications to the Software or Documentation directed by Licensee), where in the absence of such alteration or modification the Software would not be infringing; or (c) use of any version of the Software with respect to which MyECheck has made available a non-infringing updated, revised or repaired subsequent version or other applicable update, patch or fix; (ii) the use of MyECheck's premises by the Licensee employees pursuant to this Agreement; or (iii) any claim of personal injury or tangible personal property damage (excluding data) of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with the gross negligent or willful misconduct of MyECheck, its employees, subcontractors or agents. Furthermore, MyECheck agrees to maintain commercial general liability insurance of at least $2.5 million, covering MyECheck's obligations contained herein on a claims-made basis with coverage for at least one year from the date of completion of the services. The provisions of this Section 12 herein shall survive for a period of one year following the earlier of (a) completion of the Maintenance services or (b) termination of this Agreement.

13. Licensee INDEMNITY. Licensee agrees to indemnify, defend and hold harmless MyECheck from and against all damages and costs (including reasonable attorneys' fees) finally awarded against MyECheck (or finally settled upon) and arising from: (i) any claim of personal injury or tangible personal property damage (excluding data) of whatsoever nature or kind arising, in whole or in part, out of, as a result of, or in connection with the gross negligent or willful misconduct of the Licensee, its employees, subcontractors or agents; (ii) any claim brought against MyECheck by a third party alleging that the Licensee Materials (as defined in Exhibit C) directly infringe any U.S. copyright or trademark or misappropriate any trade secret (recognized as such under the Uniform Trade Secrets Act) in existence as of the Effective Date; or (iii) any claim brought against MyECheck by a third party arising from or relating to any modification of the Software by the Licensee or any use of the Software other than as permitted under this Agreement. The parties acknowledge and agree that the Licensee's obligations under this section are conditioned upon MyECheck providing the Licensee: (1) prompt written notice of the existence of such claim, suit, action or proceeding (each a "claim"); (2) sole control over the defense or settlement of such claim; and (3) assistance at the Licensee's request to the extent reasonably necessary for the defense of such claim. The foregoing sets forth Licensee's sole and exclusive obligation and MyECheck's sole and exclusive remedy for any claim of intellectual property infringement or misappropriation relating to the Licensee Materials. Notwithstanding the foregoing, Licensee need not indemnify, defend nor hold harmless MyECheck for any claims arising from: (a) any MyECheck intellectual property or software incorporated in or combined with the Licensee Materials where in the absence of such incorporated or combined item, there would not have been infringement; (b) Licensee Materials which have been altered or modified by MyECheck (other than in response to a request by Licensee), where in the absence of such alteration or modification the Licensee Materials would not be infringing; (c) use of an any version of the Licensee Materials for which Licensee has made available an updated, revised or repaired subsequent version; or (d) the gross negligence or willful misconduct of MyECheck or any of its agents, subcontractors or employees. Upon notice of any claim of infringement or upon reasonable belief of the likelihood of such a claim, Licensee shall have the right, at its option, to: (x) obtain the rights to continued use of the Licensee Materials; (y) substitute other suitable, functionally-equivalent, non-infringing materials; or (z) replace or modify the Licensee Materials or their design so that they are no longer infringing. The provisions of this Section 13 herein shall survive for a period of one year following the earlier of (a) completion of the Maintenance services or (b) termination of this Agreement.

14. Limitation of Liability. EXCEPT FOR ANY BREACH OF SECTION 10 OR WITH REGARD TO ANY DUTY OR OBLIGATION REQUIRED PURSUANT TO SECTION 12 OR 13 OR WITH REGARD TO ANY ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, NEITHER PARTY HERETO NOR ITS SUPPLIERS SHALL BE LIABLE FOR ANY LOSS OF USE OR GOODWILL, INTERRUPTION OF BUSINESS, LOSS OR INACCURACY OF BUSINESS INFORMATION, LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF IT OR ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR ANY BREACH OF SECTION 3 OR 10 OR WITH REGARD TO ANY DUTY OR OBLIGATION REQUIRED PURSUANT TO SECTION 12 OR 13 OR WITH REGARD TO ANY FEE PAYMENT OBLIGATIONS OR ACT OF GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER ARISING FROM OR RELATING TO THIS AGREEMENT EXCEED THE AMOUNT OF LICENSE FEES RECEIVED BY MYECHECK UNDER THIS AGREEMENT. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THIS LIMIT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS SECTION IS AN ESSENTIAL ELEMENT OF THE AGREEMENT AND THAT IN ITS ABSENCE, THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT

15. TERM AND TERMINATION.

15.1 Term. This Agreement shall remain in effect for five (5) years from the date of execution unless terminated earlier under the provisions of this Agreement (“Term”). Unless otherwise terminated prior to the Term, this Agreement will automatically renew for additional one year periods unless written notice of intent to terminate the Agreement is sent by either Party to the other Party 60 (sixty) days prior to the applicable termination date.

15.2 Termination for Cause. Either Party may terminate this Agreement if the other Party fails to cure any breach of this Agreement within thirty (30) days after receiving written notice of the occurrence of such breach (or immediately in the case of a material breach of a material term within Section 3 or Section 11).

15.3 Termination for Convenience. Either Party may terminate this Agreement without cause by giving the other Party ninety (90) days prior notice. The terminating Party shall help ensure an orderly transition of any functions, documentation, contacts and any other information necessary for the non-terminating Party to provide uninterrupted service to any Customers under a current Sub-license. The Party terminating for convenience shall receive no further fees or revenue share from existing or future Sub-license Customers.

15.4 Effects of Termination. Upon termination of this Agreement for any reason, any amounts owed under this Agreement will be immediately due and payable, all rights and licenses granted under this Agreement will immediately cease to exist, and the Licensee must promptly discontinue all use of the Software and Documentation. Upon termination, the Licensee shall erase all copies of the Software and Documentation from the Licensee's computers, return to MyECheck or destroy all copies of the Software and Documentation on tangible media in the Licensee's possession or control and certify in writing to MyECheck that it has fully complied with these requirements. Provided that the above provision will not affect Sub-licenses validly granted or sold by the Licensee to Customers and running as at the time of the termination until such sub-licenses expire as previously agreed with the Customer.

15.4 Survival. Sections 1, 3, 6, 7, 10, 11, 12, 13, 14 and 15 shall survive any termination hereof.

16. GENERAL.

16.1 Independent Contractors. The relationship of MyECheck and the Licensee established herein is that of independent contractors, and nothing contained in this Agreement shall be construed to: (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint ventures’, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

16.2 Compliance with Laws. Each party will comply with all applicable export and import control laws and regulations in its use of the Software and will not export or re-export the Software without all required United States and other government licenses. The Licensee hereby agrees to be bound by the U.S. Foreign Corrupt Practices Act and all laws of the U.S. pertaining to foreign asset controls.

16.3 Press Release. The Parties may issue a mutually agreed upon press release regarding the Licensee's engagement of MyECheck and use of the Software pursuant to this Agreement. MyECheck may develop and, with the Licensee's prior written consent (such consent not to be unreasonably withheld or delayed) publish a case study or issue a press release, highlighting the main benefits provided by MyECheck and the Software, when a given Customer’s first site goes into Production.

16.4 Notices. Any notice required or permitted hereunder shall be in writing and delivered in person, electronically or by means evidenced by a delivery receipt to the address specified below and will be effective upon receipt. If the notice is provided by electronic means then the Party giving the notice shall ensure it is received and acknowledged (such as a read receipt) by the Party receiving the notice. Without such acknowledgement the notice shall not be deemed given. Either Party may change its contact information upon written notice to the other party.

16.5 Assignment. This Agreement may not be assigned or transferred by the Licensee (in whole or in part and whether voluntarily, involuntarily, or by operation of law) without the prior written consent of MyECheck and any attempt to do so shall be null and void and of no effect. Notwithstanding the foregoing, the Licensee may assign this Agreement to an entity that acquires or succeeds to all or substantially all of Licensee's business and assets (a “Successor") by providing thirty (30) days prior written notice to MyECheck, and provided that: (i) MyECheck does not reasonably consider such Successor a direct competitor; and (ii) such assignment is in writing and states that such Successor is accepting all obligations of the Licensee under this Agreement and agrees to be bound by and discharge each of the Agreement's terms, conditions, and obligations as if it were the original party hereto.

16.6 Governing Law. This Agreement is deemed to have been made and performed in, and is construed pursuant to the laws of the State of California, excluding application of its conflict of laws principles. In the event MyECheck initiates any legal proceeding with regard to the interpretation or enforcement of this Agreement, the Parties hereby agree to submit to the exclusive jurisdiction of the appropriate state and federal courts located in the County of Sacramento, State of California. In the event that the Licensee initiates any legal proceeding with regard to the interpretation or enforcement of this Agreement, the Parties hereby agree to submit to the exclusive jurisdiction of the appropriate state and federal courts of the place of performance of the Contract. Each party irrevocably waives, to the maximum extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue for any such proceeding brought in such courts and any claims that any proceeding brought in any such court has been brought in an inconvenient forum. If either party retains counsel for the purpose of enforcing or preventing the breach or threatened breach of any provision contained herein or otherwise retains counsel to enforce any right or remedy it may have, then the prevailing party will be entitled to be promptly reimbursed by the non-prevailing party for all reasonable costs, fees and expenses, including reasonable attorneys' fees, expended or so incurred by the prevailing party. The United Nations Convention on Contracts for the International Sale of Goods is specifically disclaimed and shall not apply to this Agreement.

16.6 (ii) ARBITRATION CLAUSE. The Parties shall use their best endeavours to amicably resolve all disputes that may arise from the performance of this contract and obligations and representations affecting third parties in accordance with the Arbitration Act and the Universal principles of International Contract dispute resolution. The parties agree that all forms of disputes for resolution through any disputes, differences or questions that may at any time arise shall be referred to the Chartered Institute of Arbitration. Disputes arising from Licensee shall be referred to the UK Nigerian Branch LCA Building (Ground Floor)1A, Remi Olowude Street, Lekki Roundabout Lekki Lagos Nigeria. Disputes arising from MyECheck shall be referred to the North American Branch Northern California Chapter.

16.7 Remedies. Each Party recognizes and agrees that there is no adequate remedy at law for a threatened or actual breach of Section 3, Section 7, Section 11 or Section 15.3, that such a breach would irreparably harm the non-breaching Party and that such non-breaching Party is entitled to seek equitable relief (including an injunction) with respect to any such breach or potential breach, in addition to any other remedies available at law.

16.8 Waivers and Amendments. Any waiver of or amendment to the terms of this Agreement shall be effective only if made in writing and signed by an authorized and duly empowered representative of each of the Parties hereto. No failure to exercise, and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude further exercise of any right hereunder.

16.09 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable or invalid, that provision shall be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions shall remain in full force and effect. The Licensee agrees that Section 14 will remain in effect notwithstanding the enforceability or unenforceability of any provision of Section 10.

16.10 Confidentiality of Agreement. MyECheck will disclose this Agreement based on the laws and regulations of the Securities and Exchange Commission (SEC) governing the notification of the entry into a Material Definitive Agreement and subject to but not limited to Section 101 of Form 8k as such is and may be amended from time to time. To the degree possible and allowed by law MyECheck shall redact pricing and sensitive terms. The Licensee shall not disclose any part of this Agreement that MyECheck has not previously disclosed and is publicly available in MyECheck’s 8-K filing to the SEC. Notwithstanding the foregoing, either party may make limited disclosure of the terms of this Agreement to the extent required by law, provided that the disclosing party: (i) provides the non-disclosing party reasonable prior notice of such disclosure, and (ii) uses its best efforts to protect and limit the disclosure of such information to the extent possible. Notwithstanding the foregoing, The Licensee agrees that MyECheck may acknowledge the Licensee as a MyECheck customer.

16.11 Construction. Section headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to". The parties acknowledge and agree that no implied rights or licenses are conveyed by this Agreement, that all rights are specific to the parties and do not extend to their parents, subsidiaries or affiliates and that all rights in and to the Software not expressly granted to the Licensee in this Agreement are reserved by MyECheck and its suppliers.

16.12 Promotion. Each party hereby grants to the other party a nonexclusive, non-transferable, right and license to display such party's trademarks and logo (subject to the terms and conditions of such party's standard trademark usage guidelines) for purposes of reference and acknowledgement. The MyECheck brand or logo shall be part of the Processing Solution and evident to Customers and end users. The Licensee shall ensure Customers are aware of this before entering into the Agreement.

16.13 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

16.14 Inspection Rights. Upon reasonable notice and under the confidentiality terms of Section 11, MyECheck shall have the right once per year to reasonably inspect the Licensee's premises and relevant records to determine compliance with this Agreement.

16.15 Force Majeure. Any delay in the performance of any duties or obligations of either party (except the payment of money owed) will not be considered a breach of this Agreement if such delay is caused by a labor dispute, market shortage of materials, fire, earthquake, flood or any other event beyond the control of such party, provided that such party uses reasonable efforts, under the circumstances, to resume performance as soon as reasonably practicable.

16.16 U.S. Government Rights. The Software is a "commercial item," as that term is defined at 48 C.F.R. 2.101 (Oct. 1995), consisting of "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (Sept. 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995) (or an equivalent provision, e.g., in supplements of various U.S. government agencies, as applicable), all U.S. Government users acquire the Software with only those rights set forth herein.

16.17 Section 365(n) of Internal Revenue Code. All rights and licenses granted under or pursuant to this Agreement by MyECheck to the Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Code"), licenses to rights to "intellectual property" as defined under the Code. The parties agree that the Licensee, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceeding by or against MyECheck under the Code, the Licensee shall be entitled to retain all of its rights under this Agreement.

16.18 Parties Advised by Counsel. This Agreement has been negotiated between parties who are sophisticated and knowledgeable in the matters contained herein and who have been represented by legal counsel. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and any rule of law (including Section 1654 of the California Civil Code and any other authority of any jurisdiction of similar effect) which would require interpretation of any ambiguities in this Agreement against the drafting Party is not applicable and is hereby waived.

16.19 Entire Agreement. Both Parties agree that this Agreement, including the Exhibits attached hereto, is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous and contemporaneous written and oral agreements and communications relating to the subject matter of this Agreement.

16.20 Remedies. The rights and remedies of each Party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to it in law or in equity.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to enter into this Agreement, effective as of the Effective Date.

MYECHECK, INC.		Licensee: CENTRIC GATEWAY LIMITED

BY:	/s/ EDWARD R. STARRS	BY:	/s/ OMONIYI KOLADE

NAME:	EDWARD R. STARRS	NAME:	OMONIYI KOLADE

TITLE:	CHIEF EXECUTIVE OFFICER	TITLE:	CHIEF EXECUTIVE OFFICER

DATE:	MARCH 7, 2016	DATE:	07/03/2016

ADDRESS FOR NOTICE:		ADDRESS FOR NOTICE:
2600 East Bidwell St. Suite 190		15 Olusesan Adetula St.
Folsom, CA 95630		Surulere Lagos, Nigeria

EXHIBIT A

SOFTWARE MODULES

LICENSE FEES AND REVENUE SHARING

Pricing:

a)	Licensee shall negotiate with their customers to pay the highest transactional price sustainable in the Territory marketplace for the modules listed below.
b)	At a very minimum Licensee shall guarantee to MyECheck a base price per transaction of USD ****.

Revenue Sharing:

a)	Licensee and MyECheck shall share the revenues generated from Customers (transactional fees, operation & maintenance fees and any other ongoing fees generated from the Processing Solution) at **************** to Licensee and *************** to MyECheck.

Software Modules:

a)	Sending Money
b)	Requesting Money
c)	Transactional Fees Billing

Bank Connectors:

a)	Online Banking API
b)	ATM API
c)	Online Bank Account opening
d)	Core – Debit/Credit
e)	Customer Information File - CRM

Social Connectors:

f)	Facebook
g)	MS Outlook
h)	Ecommerce API
i)	POS API
j)	Mobile Airtime top-up
k)	Mobile App

Billing Terms:

Licensee and MyECheck shall establish a joint co-signed bank account with each Customer licensing the system. Licensee shall be responsible for collecting fees from each licensed Customer. The system shall deposit the gross fee into the joint bank account at settlement time. MyECheck shall create a weekly fee report and either party may withdraw their revenue share of the gross fee on a weekly basis.

Implementation:

Standard Installation1                                                          Per agreement

Custom development                                                       Per Specification and work order

1To include project management, installation, integration, testing and training of Customer employees.

EXHIBIT B

MAINTENANCE EXHIBIT

1. SCOPE OF COVERAGE. MyECheck will provide maintenance and support services pursuant to this Exhibit ("Maintenance") for the duration of the term of this Agreement.

2. MAINTENANCE SERVICES. Subject to the terms of this Exhibit, MyECheck will provide the following:

2.1. Severity Levels. MyECheck will use commercially reasonable efforts to acknowledge and address, as described below, reported and reproducible material errors in the Software which prevent the Software from performing substantially in accordance with the Documentation (each an "error or issue").

(a) Severity 1 - Major System Impact. The Software suffers an error which cannot be reasonably circumvented and that substantially impairs the performance of the Production Software as to effectively render it unusable. MyECheck will acknowledge any such reported Production system error as promptly as possible (but in no event longer than two (2) hours) and will diligently use commercially reasonable efforts to promptly address and remedy such error.

(b) Severity 2 - Moderate System Impact. The Software suffers an error (and is not of Severity 1) which cannot be reasonably circumvented and that substantially impairs the use of one or more portions or features of the Production Software required by Customers to perform necessary business functions. MyECheck will acknowledge any such reported Production system error promptly, but in no event longer than within four (4) hours and will promptly address and remedy such error during MyECheck's normal Maintenance hours.

(c) Severity 3 - Minor System Impact. The Software suffers an error which impairs the use of one or more portions or features of the Software, but the reported Production system error can be reasonably circumvented. MyECheck will acknowledge any such reported Production error within one (1) business day and will work during MyECheck's normal Maintenance hours to provide the appropriate resolution.

(d) Resolution. Except as otherwise expressly set forth herein, MyECheck will use commercially reasonable efforts to resolve each reported error with the Software by providing either: (i) a reasonable work around, which may consist of specific administrative steps or process changes; (ii) an object code patch to the Software; or (iii) a specific action plan regarding how MyECheck intends to address the reported error and an estimate on how long it may take to remedy or work around the error. Licensee acknowledges that in order to perform Maintenance, MyECheck may require access to Customer systems and/or a copy of code in Customer’s possession relating to the Software. Licensee agrees to provide access, assistance and information to MyECheck as required to resolve errors with the Software.

2.2 Available Updates. At no additional cost to Licensee, MyECheck will deliver to Licensee and their Customers, if so directed, as made commercially available by MyECheck, bug fixes, Maintenance updates and Major Releases for the Software ("Updates"), which will thereafter be considered "Software" for all purposes except for Section 8.1 of the Agreement.

2.3 Other Errors and Issues. If Licensee reports an error or issue with the Software that is not of Severity 1, 2 or 3 and that is scheduled by MyECheck to be addressed in a later Update, MyECheck may address such error or issue in such Update. Licensee agrees to put its best effort into getting its Customers to pay MyECheck at MyECheck's standard rates for all effort expended towards resolution of any Customer error or issue which is later determined to result from any cause other than an error or issue in the Software.

3. SUPPORT LINES.

3.1 First Line Support. Licensee shall establish and maintain the organization and processes to provide first line support directly to any of Licensee's Customers. MyECheck shall have no obligation to provide any first line support to Licensee's Customers. First line support shall include: (a) a direct response to Licensee's Customers with respect to problems or inquiries concerning the performance, functionality or operation of the Software; (b) a diagnosis of problems or performance deficiencies in the Software; and (c) a resolution of problems or performance deficiencies in the Software as provided by MyECheck if so warranted.

3.2 Second Line Support. MyECheck shall maintain the organization and processes necessary to provide second line support for the Software to Licensee. Such second line support shall be provided to Licensee only if, after reasonable commercial effort, Licensee is unable to diagnose and/or resolve problems or performance deficiencies in the Software. Second line support will be provided to up to two (2) designated and trained representatives of Licensee. MyECheck shall have no obligation to provide second line support directly to any of Licensee's Customers but may do so at their choice. In order to assist MyECheck in providing such second line support, Licensee will provide MyECheck with the ability to access Licensee's or Customer’s site(s) which utilize the Software (including but not limited to configuration information and error logs) and provide assistance to MyECheck in order to facilitate MyECheck's use of remote administration tools relating to the Software.

4. SERVICE LIMITATIONS. The Maintenance does not include, nor will MyECheck be obligated to provide, services required as a result of: (a) any modification, reconfiguration or maintenance of the Software not performed or recommended by MyECheck; (b) any use of the Software on a system that does not meet MyECheck 's minimum standards for such as set forth in the applicable Documentation; (c) any third party hardware or software not supported or embedded by MyECheck; (d) any configuration of the Software (or hardware configurations) other than as recommended by MyECheck; or (e) any error caused by Licensee, any Customer or any third party's negligence, abuse, misapplication, or use of Software other than as expressly permitted under the Agreement per the terms and conditions in Section 15.

EXHIBIT C

SERVICES EXHIBIT

1. STATEMENT OF WORK. MyECheck may render services, working individually or with Licensee and/or third parties retained by Licensee, (the "Services") to Licensee’s Customers on a time and materials or fixed price basis as may be agreed upon in a written Statement of Work signed by both parties.

2. PROJECT ADMINISTRATION. The Technical Contact (as set forth in the Agreement) for Licensee shall provide MyECheck all assistance and guidance reasonably requested by MyECheck for the performance of the Services. Licensee acknowledges that the timely performance of the Services is dependent both on reasonable access to and assistance by Licensee, including the Licensee Technical Contact.

3. COMPENSATION. MyECheck and Licensee shall determine all fees to be paid by Licensee’s Customers for work included in this Exhibit C.

4. THIRD PARTY SOFTWARE. Licensee acknowledges that in order for MyECheck to perform the Services, Licensee’s Customers may need to obtain additional third party services ("Third Party Services") or third party technology ("Third Party Technology"). Licensee agrees on behalf of its Customers that the rights and licenses with respect to Third Party Technology and Third Party Services shall be under terms set forth in the pertinent purchase, license or services agreements between Licensee’s Customers and the vendors of such Third Party Software or Third Party Services. Licensee’s Customers shall execute and comply with appropriate purchase, license, or services agreements with respect to any Third Party Software or Third Party Services. Any amounts payable to third party vendors or service providers under such agreements are the sole responsibility of Licensee’s Customers and shall be paid directly by Licensee’s Customers to such third party vendors or service providers.

5. LICENSE TO Licensee MATERIALS. Licensee acknowledges that in order to perform the Services, MyECheck may require access to and use of certain materials of Licensee or Licensee's suppliers (including access to code relating to the performance of the Software) ("Licensee Materials"). Licensee grants to MyECheck a royalty-free, non-exclusive license to access and use the Licensee Materials (including through subcontractors) as required for MyECheck's performance of the Services hereunder.

6. RIGHTS AND OWNERSHIP. To the extent that any modification, enhancement, extension, interface or derivative work to the Software or any other deliverable is produced through the Services, Licensee shall have the same rights in such (both the source and object code form) as Licensee has in the Software. Licensee acknowledges and agrees that other than the Third Party Software and the Licensee Materials, MyECheck owns all computer programs, utilities and intellectual property which aid MyECheck in performing the Services or which are produced as a result of the Services.

7. Independent Contractors. MyECheck agrees that it shall be considered an independent contractor and that it shall not be deemed to be an employee of Licensee. MyECheck and its employees, agents and contractors performing services hereunder shall not be entitled to any employee benefits of Licensee.

MyECheck Professional Services Statement of Work

PROJECT ASSIGNMENT

This Project Assignment is issued in accordance with, and shall be governed by, the terms herein and the terms and conditions of the Software License and Agency Agreement entered into between the parties on ________________ ___, 2015

PROJECT NAME: _______________________________________________________

PROJECT DURATION ___________________________________________________

MyECheck Project Manager

Name: ________________________________________________

Title: ________________________________________________

Address: ________________________________________________

Phone: ________________________________________________

E-mail: ________________________________________________

Fax: ________________________________________________

Mobile: ________________________________________________

Email: ________________________________________________

Licensee Project Manager:

Name: ________________________________________________

Title: ________________________________________________

Address: ________________________________________________

Phone: ________________________________________________

E-mail: ________________________________________________

Fax: ________________________________________________

Mobile: ________________________________________________

Email: ________________________________________________

Licensee Billing Contact:

Name: ________________________________________________

Title: ________________________________________________

Address: ________________________________________________

Phone: ________________________________________________

E-mail: ________________________________________________

Fax: ________________________________________________

Mobile: ________________________________________________

Email: ________________________________________________

Project Objective:

MyECheck Consulting Services will provide general and technical consulting services to Licensee Customer on an hourly or fixed price basis to assist with the implementation of MyECheck Software. The support provided herein will include but not be limited to the following areas:

•	Project management and business analysis
•	Software architecture, design and coding
•	Testing and quality Assurance
•	Installation and configuration of hardware devices and networks
•	Graphics and end user experience design

Members from MyECheck Professional Services will be assigned in various rolls to support Licensee in its implementation of the MyECheck system. The involvement of these consultants will range from part time to full time. MyECheck will direct the extent of the involvement that is necessary, and Licensee agrees to devote such resources as MyECheck shall reasonably direct. However, minimal time from the MyECheck Project Manager and at least part time involvement from a Consulting Manager are mandatory. The primary goal of the MyECheck Professional services personnel is the support of Licensee in the successful implementation of the Processing Solution.

Project Requirements:

•	Licensee will provide knowledgeable personnel during the project who are familiar with the project requirements.
•	Licensee will provide network/server administrator assistance when MyECheck installs any software, and provide any needed network linkage to any existing databases.
•	MyECheck technical resources will be provided desktop space, connection to the development environment and network, telephones, and analog line for connection to the MyECheck network while working on site.
•	Licensee will provide as needed roles (creative, data loads, DBA and system admin).

Project Staffing for MyECheck Resources:

Project staffing level will be determined by MyECheck. The staffing level is elastic and may be changed by MyECheck based upon project requirements without notice or penalty. Licensee Customer is engaging MyECheck Professional services roles and not specific staff.

Project Expenses:

MyECheck shall incur all reasonable expenses in the performance of the services contained herein including but not limited to contractors and consultants used for software development, testing, quality assurance and deployment during the term of this agreement. Licensee shall incur all expenses related to the performance of services as they relate directly to the implementation. Travel and living expenses incurred by either Party in the performance of the Services shall be billed to Licensee Customer unless otherwise mutually agreed to by the Parties.

Non-Solicitation of Employees:

During the term of this Agreement and for a period of one (1) year following completion of work hereunder, neither party shall solicit employment of any current or prior employee of the other.

Signatures:

EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS STATEMENT OF WORK, UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, EACH PARTY AGREES THAT, ALONG WITH THE APPLICABLE SOFTWARE LICENSE AND SERVICES AGREEMENT, THIS STATEMENT OF WORK AND APPLICABLE CHANGE ORDERS ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SERVICES DESCRIBED HEREIN, WHICH SUPERSEDES ALL PROPOSALS OR PRIOR AGREEMENTS, ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF.

THE SIGNATURE BELOW ACKNOWLEDGES THAT EACH PARTY HAS AUTHORIZED AND APPROVED THIS ORDER IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE AGREEMENT. WHETHER OR NOT LICENSEE CUSTOMER ISSUES A PURCHASE ORDER, THIS SIGNATURE IS LICENSEE CUSTOMER'S EXPRESS AUTHORIZATION AND COMMITMENT TO PAY MYECHECK FOR THE PRODUCTS AND/OR SERVICES HEREIN IN ACCORDANCE WITH THE PAYMENT SCHEDULE FOR THIS ORDER. IF NO PAYMENT TERMS HAVE BEEN SPECIFIED ELSEWHERE, PAYMENTS ARE DUE NET 30 DAYS FROM INVOICE DATE. LICENSEE CUSTOMER AGREES THAT THESE TERMS WILL CONTROL OVER ANY CONFLICTING TERMS ON ANY LICENSEE CUSTOMER PURCHASE ORDER.

LICENSEE CUSTOMER MAY TERMINATE ANY PROFESSIONAL SERVICES STATEMENT OF WORK HEREUNDER AT ANY TIME BY PROVIDING MYECHECK WITH WRITTEN NOTICE THIRTY (30) WORKING DAYS PRIOR TO TERMINATION. THIS NOTICE IS REQUIRED REGARDLESS OF WHETHER WORK HAS STARTED OR NOT. IN THE EVENT THAT LICENSEE CUSTOMER TERMINATES EITHER A PROFESSIONAL SERVICES STATEMENT OF WORK OR SERVICES TO BE PERFORMED HEREUNDER, LICENSEE CUSTOMER SHALL REMAIN OBLIGATED TO PAY MYECHECK SOFTWARE FOR THE SERVICES PERFORMED, OR TO BE PERFORMED FOR THE REMAINDER OF THE TERM OF THE AGREEMENT.

ACCEPTED BY: Licensee Customer	ACCEPTED BY: MyECheck, Inc.

By:	By:

Name:	Name:

Title	Title:

Date:	Date:

EXHIBIT D

ACKNOWLEDGEMENT OF RIGHT TO USE SOCIAL BANKING PLATFORM

1.	CUSTOMER:

Centric Gateway Limited, an authorized licensee of MyECheck, Inc. (“MyECheck”), grants to ____________________________________________________________ (“Customer”), whose principal place of business is:

________________________________________________________________________

Street

________________________________________________________________________

City

________________________________________________________________________

State/Province

________________________________________________________________________

Country

2. RIGHT TO USE. Licensee hereby grants to Customer a limited, non-exclusive, non-transferable (except as otherwise expressly set forth herein), license to install (in object code form only and only in accordance with the Documentation), maintain and run the MyECheck Social Banking Platform for the benefit of Customer’s end users. Customer may also make backup copies for disaster and recovery purposes as necessary and reasonable. Customer shall keep a record of each such backup copy and the location of its storage, and shall provide any and all such records to Licensee upon request. Customer must reproduce and include any and all copyright, proprietary and any other notices that appear on the original Software and any media therefore on any copies made by Customer.

3. RESTRICTIONS ON USE. Customer acknowledges that the Software, its structure, organization and Source Code, and the Documentation are the property and constitute valuable trade secrets of MyECheck and its suppliers. Customer agrees not to: (a) decompile or disassemble the Software, separate the Software into its component parts, or in any way attempt to reconstruct or discover any source code or algorithms of the Software by any means whatsoever; (b) remove any product identification, trademark, copyright, confidentiality, proprietary or other notice contained on or within the Software; (c) modify or create any derivative works from the Software or any part thereof, except to the extent that the Software provides for user-modifiable components (d) except as otherwise permitted herein, sell, sublicense, lease, rent, loan, assign, convey or otherwise transfer the Software or any component thereof; (e) otherwise copy or use the Software for any purpose or in any manner not expressly permitted in this Agreement; or (f) knowingly permit or encourage any third party to do any of the foregoing. All rights in and to the Software and Documentation not expressly granted to Customer in this Agreement are reserved by MyECheck, Licensee and their suppliers.

CUSTOMER	Licensee: CENTRIC GATEWAY LIMITED

BY:	BY:

PRINT NAME	PRINT NAME:

TITLE:	TITLE:

Date:	Date:

ADDRESS FOR NOTICE:	ADDRESS FOR NOTICE:
Centric Gateway Limited
15 Olusesan Adetula St.
Surulere Lagos, Nigeria

EXHIBIT E

EXCLUSIVITY TERMS

1.	Licensee shall have exclusive licensing rights to the Territory during the Term the “Exclusivity Period”).
2.	During the Exclusivity Period (or valid Renewal Period) MyECheck shall not enter into an agreement with any other provider to offer the Processing Solution to financial institutions.
3.	Customers of Licensee (Regional Financial Institutions) may wish to extend the Processing Solution into other countries within Africa. The Licensee shall have a non-exclusive License to additional countries in Africa where its customers wish to extend the Processing Solution.